EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-76570 and 333-105738) of Dynegy Inc. of our report dated May 31, 2005 relating to the statements of net assets available for benefits as of December 31, 2004 and 2003, the related statement of changes in net assets available for benefits for the year ended December 31, 2004, the related schedule of assets (held at end of year) as of December 31, 2004 and the schedule of reportable transactions for the year then ended of the Dynegy Midwest Generation, Inc. 401(k) Savings Plan, formerly known as the Illinois Power Company Incentive Savings Plan, which appears in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ McConnell & Jones LLP

Houston, Texas

Date: June 28, 2005

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